Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Paul S. Feeley
Senior Vice President, Treasurer and Chief Financial Officer
(617) 628-4000
CENTRAL BANCORP, INC. RECEIVES $10 MILLION OF NEW CAPITAL
UNDER U.S. DEPARTMENT OF TREASURY’S
TARP CAPITAL PURCHASE PROGRAM
     SOMERVILLE, MASSACHUSETTS, December 5, 2008 — Central Bancorp, Inc. (NASDAQ Global Market: CEBK) (the “Company”) today announced that it sold $10.0 million in preferred shares to the U.S. Department of Treasury as a participant in the federal government’s TARP Capital Purchase Program. This represents approximately 2.6% of the Company’s risk-weighted assets as of September 30, 2008.
     “We are very pleased to participate in the TARP Capital Purchase Program,” said John D. Doherty, the Chairman, President and Chief Executive Officer of the Company. “With the U.S. Department of Treasury’s investment in the Company, the Company and the Bank now meet all regulatory requirements to be considered well capitalized. These added funds increase capital and are expected to increase our ability to finance attractive lending opportunities and enable the Company to provide additional support for economic growth in our local markets.”
     The Treasury Department’s TARP Capital Purchase Program is a voluntary program for healthy U.S. financial institutions designed to encourage these institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.
     A summary of the TARP Capital Purchase Program, including the terms of the preferred stock and warrant to be issued by the Company, can be found on the Treasury Department’s website at www.ustreas.gov/initiatives/eesa.
(continued)

     The following table indicates the expected effect of the U.S. Department of Treasury’s $10.0 million investment on the Company’s and the Bank’s capital ratios:

	At September 30, 2008
		Regulatory
		Threshold	Pro-forma ratios
		For Well	after TARP capital
	Actual	Capitalized	infusion

Central Bancorp:
Tier 1 Leverage	6.44%	5.0%	8.23%
Tier 1 Risk-Based Ratio	9.32%	6.0%	11.92%
Total Risk-Based Ratio	10.54%	10.0%	13.14%

Central Co-operative Bank:
Tier 1 Leverage	5.45%	5.0%	7.24%
Tier 1 Risk-Based Ratio	7.90%	6.0%	10.49%
Total Risk-Based Ratio	9.12%	10.0%	11.71%
     Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.
     This press release may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, the potential impact of the Company’s participation in the TARP Capital Purchase Program, general economic conditions, changes in interest rates, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.